Exhibit 10.21

Transition Agreement

1. Parties. This Transition Agreement (the “Agreement”) is between you, on behalf of yourself, your spouse, family, agents and attorneys (jointly, “You” or “Employee”) and Accretive Health, Inc., on behalf of its parent, subsidiaries, predecessors, successors, affiliates, directors, officers, fiduciaries, insurers, employees and agents (jointly, “the Company”).

2. Separation Date. You have notified Accretive Health of your decision voluntarily to resign your position with the Company (“Separation”) effective May 31, 2013, or such earlier date that the Company or you decide to terminate the employment relationship (“Separation Date”). The Company reserves the right to relieve you of some or all of your duties any time before the Separation Date, and provided that you have not engaged in any material misconduct that is reasonably determined by the Company to be likely to harm the Company (including its business, products, reputation or employees), you will be retained on the Company payroll as an active employee through and including May 31, 2013, eligible for all salary and benefits attendant to such status.

3. Separation Benefits. If you sign and do not revoke this Agreement, and if on or after your Separation Date you sign and do not revoke the attached Reaffirmation Agreement, you will continue to receive your current salary and continue to be eligible for your current medical benefits through the earlier of (i) May 31, 2014 and (ii) the date that you accept full time employment with another employer (the earlier of (i) and (ii) above, the “Severance Stop Date”); provided, however, that the Company shall be under no obligation to provide or pay the cost (or remaining cost) of such medical benefits if the Company determines in its sole discretion (upon consultation with counsel) that such provision or payment may subject the Company to any penalty, excise or other tax associated with such payment or coverage. The Company is not currently aware of any penalty, excise or other tax associated with such payment or coverage. In the unlikely event of death or disability suffered by Employee prior to the Severance Stop Date, Company agrees that these benefits will continue through May 31, 2014 as contemplated above. The Company will also reimburse you for all business expenses incurred by you in connection with your employment prior to the Separation Date in accordance with the Company’s existing expense reimbursement policies and properly submitted to the Company by June 30, 2013. Reimbursement will be made no later than July 1, 2013.

4. Continuing Indemnification of Executive. As a former officer of the Company, you will remain entitled to all indemnification rights and benefits to which you are presently entitled under law as well as any agreement with or insurance policy provided by the Company, including the Company’s directors’ and officers’ insurance, (in accordance with their applicable terms) at the same levels as active officers of the Company and as otherwise may be provided from time to time to other officers and former officers of the Company.

5. Equity. In consideration of your past service to the Company and your execution of this Agreement, notwithstanding the terms of Section 5.8 and any other applicable terms of the Amended and Restated Stock Option Plan, as amended and provided that you execute and effectuate this Agreement and the Reaffirmation Agreement, the Company will extend the period within which you must exercise your vested options (i.e., options that are vested as of your Separation Date), from 60 days following the Separation Date until the 1-year anniversary of the Separation Date. You acknowledge and agree that, except for Company shares which you hold free and clear and as otherwise set forth above, upon the Separation you will have no other rights or claims of interest with respect to equity of the Company.

6. General Release. In exchange for the payment and benefits described in Section 3, you agree not to bring any lawsuit against and are waiving and releasing all known or unknown claims and causes of action you have or may have, as of the day you sign this Agreement, against the Company arising out of your employment with the Company, including your separation from employment. The claims you are releasing include, but are not limited to, any and all claims or causes of action for or arising out of:

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(a) discrimination, harassment, or retaliation on the basis of any characteristic or trait protected under law (including but not limited to race, color, national origin, sex, sexual orientation, religion, disability, marital or parental status, age, union activity, arrest or conviction record, military or veteran status, source of income, genetic background or predisposition, or other protected activity), or other denial of protection or benefits under any statute, ordinance, executive order, or regulation (including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment);

(b) pay/compensation/benefits, including attorney fees, bonuses, commissions, costs, compensatory damages, punitive damages, expenses, incentive pay, insurance, interest, paid/unpaid leave/time off, salary, separation/severance pay/benefits, or wages;

(c) violation of any personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; and/or

(d) violation of any public policy, statutory or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge; defamation; invasion of privacy; intentional or negligent infliction of emotional distress; negligence; interference with contract; negligent hiring, retention or supervision; intentional interference with contract; detrimental reliance; loss of consortium to you or any member of your family; promissory estoppel; detrimental reliance; fraud; impairment/loss of business/economic opportunity.

5. Exclusions From General Release. Excluded from the General Release above are any claims or rights which cannot be waived by law, including your right to unemployment/worker compensation, or vested/earned benefits. Also excluded from the General Release is your right to file a charge with an administrative agency or participate in any agency investigation. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.

6. Release Enforcement. You agree that if you make any claim which you have released and such claim is determined to be barred by this release, or for any other reason you do not win that claim, you will, at the Company’s option (i) pay to the Company the costs, expenses and reasonable attorney’s fees in defending against such claim or (ii) repay the Company everything the Company gave you for this Agreement, less $100.

7. Confidentiality. You further agree that you will keep all terms of this Agreement confidential until such time as they are made public by the Company, including but not limited to the fact and amount(s) of the payments discussed herein, except that you may make necessary disclosures to your attorney or tax advisor. The payment and other benefits referenced in Section 3 of this Agreement are conditioned on your keeping the confidentiality promise contained in this Section. You also acknowledge the Company’s right to enforce this confidentiality provision in any court of competent jurisdiction. You further agree that if you breach this confidentiality provision, the Company will be irreparably harmed as a matter of law and will be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees incurred in enforcing this provision.

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8. Non-Disparagement. You agree that you will not comment negatively on the Company’s business operations, products, reputation, business relationships, or present or future business, or the reputation of any past or present directors, executives, officers, employees, agents or affiliates, parents or subsidiaries of the Company. The Company agrees that its officers and directors will not comment negatively about you or your efforts on behalf of the Company. The Company agrees that it will notify its officers and directors of this obligation and that it will be diligent in assuring that this obligation is fulfilled by its officers and directors. You agree that you will not provide comment about the Company to any person or entity, except as required by law or as necessary for you to defend yourself in any judicial, arbitral or administrative proceeding or in an action alleging breach of this Agreement, and that you will advise the Company of those instances where you are asked to provide comment about the Company from third parties such as research firms, press representatives and journalists. Should either party be found to have violated this Section, or to have otherwise breached this Agreement, the other party shall be entitled to: (i) recover whatever legal cost it incurs in enforcing this Agreement, including its reasonable attorney’s fees; (ii) preliminary and permanent injunctive relief; and (iii) any other appropriate legal or equitable relief.

9. Return of Company Property. On or before your Separation Date, you must promptly return to the Company all Company property including, but not limited to, Company identification badge, laptop computer, information technology equipment, documents and records, and other property of the Company in your possession or control, and you agree not to keep, transfer or use any copies or excerpts of the above items, except as may be authorized, in writing, by the Company’s General Counsel.

10. Non-Admissions. The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any law.

11. Additional Employee Agreements and Acknowledgments. You also acknowledge and agree that:

(a)	you are competent as a matter of law to enter into this Agreement;

(b)	you are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance; you have not been coerced, threatened, or intimidated into signing this Agreement; you have been advised by the Company to consult with counsel of your choice regarding this Agreement and have had an adequate opportunity to so consult;

(c)	you have relied on your own judgment and that of your counsel regarding the consideration for and language of this Agreement;

(d)	you have received all compensation/benefits/leave/time off you are due up through the end of the last payroll period before you sign this Agreement;

(e)	you have not suffered any on-the-job injury for which you have not already filed a claim;

(f)	the payments and other benefits described in Section 3 above constitute valid and sufficient consideration for the promises contained in this Agreement, and exceed the total amounts and benefits that you otherwise would receive at the end of your employment with the Company;

(g)	the Company’s decision not to enforce this Agreement if you violate it is not a waiver.

(h)	You have been given until May 13, 2013 to decide whether to sign and return this agreement.

12. Revocation/Payment. After you sign this Agreement and send the signed copy to Daniel A. Zaccardo (dzaccardo@accretivehealth.com.fax to 312.670.7824), you will have seven (7) days after its date of execution to revoke acceptance, if you change your mind. If you want to revoke acceptance of the Agreement, you must deliver a written revocation within seven (7) days after you signed it to the Company representative signing below or Jim Kole. This Agreement will not be effective or enforceable until the revocation period has expired.

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13. Entire Agreement. This Agreement, the Reaffirmation Agreement, and the agreement (or agreements, as applicable) referenced below in this Section 13, constitutes the entire agreement between the parties and supersedes any and all prior representations and agreements, written or oral, expressed or implied. Nothing contained herein shall supersede the Employee’s obligations set forth in the Confidentiality and Non-Disclosure Agreement, and/or the Proprietary Interests Protection Agreement, as applicable, and the parties remain bound by the terms of those respective agreements.

14. This Agreement, to the extent signed and delivered by means of e-mail, PDF, or a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them to all other parties. No party hereto shall raise the use of e-mail, PDF or a facsimile machine to deliver a signature or the fact that any signature to this Agreement was transmitted or communicated through the use of e-mail, PDF or a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

15. Governing Law/Severability. This Agreement, its interpretation, plus all rights and remedies relating to this Agreement, shall be governed by the laws of the State of Illinois. If any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable.

Accretive Health Inc.

/s/ Daniel Zaccardo	/s/ Gregory Kazarian
By: Daniel Zaccardo, General Counsel	By: Gregory Kazarian
Date: April 24, 2013	Date: April 24, 2013

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